Exhibit 99.1

Legacy Housing Corporation Reports Fourth Quarter and Fiscal Year 2019 Results

BEDFORD, TX -- (GLOBAL NEWSWIRE) – March 30, 2020 -- Legacy Housing Corporation (the “Company”) (NASDAQ: LEGH) today announced results for the fourth quarter and the full fiscal 2019 year.

Financial Highlights for the Three Months Ended December 31, 2019

•	Gross revenue for the quarter ended December 31, 2019 was $43.3 million, representing a 24% increase over the $35.0 million recorded for the same period in 2018.
•	Interest income was $5.9 million in the fourth quarter, a 15% increase over the $5.1 million in interest income from the same period in 2018.
•	Our company-owned store sales totaled $4.9 million in the fourth quarter of 2019, which is an 87% increase from the last quarter of 2018.
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Our consumer loan portfolio’s outstanding principal balance grew by $1.95 million in the final 3 months of 2019, net of deferred financing fees and allowance for loan loss, to a total of $105.0 million. The manufactured home park loan portfolio’s outstanding principal balance grew by $10.3 million in this same quarter to $92.3 million.

•	Earnings before taxes for the quarter ended December 31, 2019 increased 143% to $8.9 million versus $3.7 million for the same period ending December 31, 2018.
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Net income was $6.9 million for the fourth quarter of 2019, compared to $2.8 million for fourth quarter of 2018, which was a 147% increase in net income. This was true despite the fact that income tax expense for the fourth quarter of 2019 was approximately $2.1 million, compared to income tax expense in the fourth quarter of 2018 being $894,000.

•

Earnings per share for the fourth quarter of 2019, based on diluted weighted average shares outstanding, was $0.28 on 24,322,380 diluted outstanding shares versus $0.13 on 20,782,609 outstanding shares for the comparable quarter in 2018.

Financial Highlights for the Fiscal Year Ended December 31, 2019

•	Gross revenue for the year ended December 31, 2019 rose to an all-time high of $169.0 million, representing a 4.4% increase over the $161.9 million recorded for the year ended December 31, 2018.
•	For 2019, our company-owned store sales totaled $16.1 million compared to $13.2 million in 2018, a 22.5% increase.

•

Our consumer loan portfolio’s outstanding principal balance grew by $7.9 million in 2019 to $105.0 million, net of deferred financing fees and allowance for loan loss.  The manufactured home park loan portfolio’s outstanding principal balance grew by $34.4 million in 2019 to $92.3 million.

•	Income before taxes for the year ended December 31, 2019 increased 23% to $37.6 million versus $30.6 million for the year ended December 31, 2018.
•	Net income was $28.8 million for the year ended December 31, 2019 compared to $21.5 million for the year ended December 31, 2018, an increase of 34.1% year-over-year.
•	For fiscal year 2019 earnings per share, based on diluted weighted average shares outstanding, was $1.18 on 24,436,954 diluted outstanding shares versus $1.07 in 2018 on 20,197,260 outstanding shares.
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Curtis D. Hodgson, Executive Chairman of the Board, commented on the company’s success, saying “2019 was the best revenue year in Legacy’s history. We were particularly pleased we ended the year, which is typically a slower part of our sales cycle, with a lot of momentum, growing our fourth quarter revenue by approximately 24% from the same period in 2018 and our net income by a robust 147% compared to the fourth quarter of 2018. We obviously face some challenges in 2020, as every business does, with the situation created by the COVID-19 pandemic. We are being proactive in addressing these issues by offering discounts for the sale of aged inventory sitting on dealer and company-owned store lots, offering discounts on orders for new units, and reducing down payment requirements for certain manufactured home community operators.  Additionally, the company has suspended most overtime and modified rates of pay for non-production workers. Production labor has been slightly reduced to accommodate an anticipation of reduced demand in the immediate future due to COVID-19’s impact on retail sales, though our order book is still strong and we are well-positioned once the situation begins to normalize.”

Management Conference Call- Monday, March 30, at 10 AM (Central Time)

Legacy’s management will hold a conference call to review these results tomorrow, March 30, 2020, at 10 AM (Central Time). Interested parties can register for the webcast of the conference call at https://edge.media-server.com/mmc/p/3ej3ez2r, which is also available under the Investors tab at www.legacyhousingcorp.com. For those wishing to dial in, you may call in at (866) 952-6347 and enter Conference ID 6699170 when prompted.

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities. We are the fourth largest producer of manufactured homes in the United States as ranked by number of homes manufactured based on the information available from the Manufactured Housing Institute. With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms. Our homes range in price, at retail, from approximately $22,000 to $140,000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities and Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy Housing undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:

Neal Suit, (817) 799-4906
investors@legacyhousingcorp.com

or

Media Inquiries:

Casey Mack, (817) 799-4904

pr@legacyhousingcorp.com

LEGACY HOUSING CORPORATION
STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Year Ended December 31,
	2019	2018
Net revenue:
Product sales	$143,196	$139,165
Consumer and MHP loans interest	22,188	18,759
Other	3,572	3,953
Total net revenue	168,956	161,877
Operating expenses:
Cost of product sales	104,903	107,231
Selling, general administrative expenses	25,482	21,017
Dealer incentive	731	829
Income from operations	37,840	32,800
Other expense	(250)	(2,155)
Income before income tax expense	37,590	30,645
Income tax expense	(8,746)	(9,132)
Net income	$28,844	$21,513
Weighted average shares outstanding:
Basic	24,379,667	20,197,260
Diluted	24,436,954	20,197,260
Net income per share:
Basic	$1.18	$1.07
Diluted	$1.18	$1.07

LEGACY HOUSING CORPORATION
BALANCE SHEETS (in thousands)
(Unaudited)
	December, 31
	2019	2018
Assets
Cash and cash equivalents	$1,724	$2,599
Inventories	27,228	42,033
Prepaid expenses and other current assets	24,015	18,512
Total current assets	52,967	63,144
Property, plant and equipment, net	21,038	17,128
Consumer loans, net of deferred financing fees and allowance for loan losses	99,048	92,230
Notes receivable from mobile home parks (“MHP”)	81,375	50,638
Other assets and non-current inventory	29,192	11,898
Total assets	$283,620	$235,038
Liabilities and Stockholder's Equity
Total current liabilities, excluding debt	$23,073	$20,157
Total long-term debt, including current portion	30,861	17,644
Other long-term liabilities	7,297	7,957
Total stockholder's equity	222,389	189,280
Total liabilities and equity	$283,620	$235,038

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